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                        CERTIFICATE OF AMENDMENT TO THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                       OF HEFTEL BROADCASTING CORPORATION


     Heftel Broadcasting Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors hereby approves amending
     Section 4.1 of the Second Amended and Restated Certificate of Incorporation of this corporation to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000 and the authorized number of shares of Preferred Stock from 2,000,000 to 5,000,000, so that, as amended, said Section shall be and read as follows:


          "4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of three classes of capital stock:


               (a) 100,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A
                    Shares");

               (b) 50,000,000 shares of Class B Common Stock, par value $.001 per share (the "Class B
                    Shares" and, together with the Class A
                    Shares, the "Common Shares"); and

               (c) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred
                    Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of share as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, said Heftel Broadcasting Corporation has caused this certificate to be signed by Jeffrey T. Hinson, its authorized officer, this 4th day of June 1998.




                                /s/ Jeffrey T. Hinson
                                ---------------------------------------
                                Jeffrey T. Hinson
                                Senior Vice President, Chief Financial
                                Officer and Treasurer